As filed with the Securities and Exchange Commission on March 15, 2004

Registration Statement No. ___________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Enterra Energy Trust

(as successor issuer to Enterra Energy Corp.)

(Exact name of registrant as specified in its charter)

Alberta, Canada	1311	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

26th Floor, 500 - 4th Avenue S.W.

Calgary, Alberta, Canada T2P 2V6

(403) 263-0262

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Aaron A. Grunfeld, Esq.

Resch Polster Alpert & Berger LLP

10390 Santa Monica Boulevard, Fourth Floor

Los Angeles, California 90025

(310) 277-8300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard F. McHardy

McCarthy Tetrault LLP

Suite 3300, 421-7th Avenue SW
Calgary, Alberta
T2P 4K9

(403) 206-5521

    Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.    ☐

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate Offering	Registration
Securities to be Registered	Registered(1)	Per Share (2)	Price (2)	Fee

Trust Units, no par value	1,049,400	US$ 13.705	US$ 14,382,027	US$ 1,822.20

(1)	In accordance with Rule 416 under the Securities Act of 1933, the trust units offered hereby shall also be deemed to cover an indeterminate number of trust units as may from time to time become issuable by reason of unit splits, unit dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) and Rule 457(c) under the Securities Act of 1933 based upon the average of the high and low prices reported for the registrant’s trust units by the Nasdaq National Market on March 11, 2004.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. The selling unitholders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 15, 2004

Up to 1,049,400 Trust Units

Enterra energy trust

     The selling unitholders listed on page 18 below may, from time to time, offer and sell up to 1,049,400 trust units under this prospectus. The trust units were acquired by certain selling unitholders from us in a private placement transaction in February 2004. Our registration of the trust units does not necessarily mean that the selling unitholders will sell all or any of the trust units covered by this prospectus. The selling unitholders will receive all of the proceeds from the sale of the trust units offered in this prospectus. We will not receive any part of the proceeds from this offering.

     The selling unitholders may sell their trust units directly or through one or more broker-dealers on the Nasdaq National Market, Toronto Stock Exchange or on any securities exchange or automated quotation system on which our trust units may then be listed or traded, in the over-the-counter market, in negotiated transactions or otherwise, at prices related to the prevailing market price or at negotiated prices. The selling unitholders are restricted from selling their trust units on the Toronto Stock Exchange for a period of four months from the closing of this offering. Please see "Plan of Distribution" beginning on page 19 for more information.

     We will pay all expenses to register the trust units, except that the selling unitholders will pay any underwriting commissions and expenses, brokerage fees, transfer taxes and the fees and expenses of their attorneys and other experts.

     Our trust units are quoted on the Nasdaq National Market and trade under the symbol "EENC" and on the Toronto Stock Exchange under the symbol "ENT." On March 11, 2004, the last reported sale price of our trust units was US$12.99 per share on the Nasdaq National Market and Cdn.$17.07 per share on the Toronto Stock Exchange.

      Investing in our trust units involves risks. See "Risk Factors" beginning on page 7.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March     , 2004

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or the sale of any securities covered by this prospectus.

Exchange Rate Information

We publish our consolidated financial statements in Canadian dollars. In this prospectus, except where otherwise indicated, all dollar amounts are stated in Canadian dollars. References to "$" or "Cdn.$" are to Canadian dollars and references to "US$" are to U.S. dollars. The following table sets forth for each period indicated the period end exchange rates for conversion of U.S. dollars to Canadian dollars, the average exchange rates on the last day of each month during such period and the high and low exchange rates during such period. These rates are based on the noon buying rate in New York City, expressed in U.S. dollars, for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York. The exchange rates are presented as Canadian dollars per $1.00. On December 31, 2003, the noon buying rate was US$1.00 equals Cdn.$1.2923 and the inverse noon buying rate was Cdn.$1.00 equals US$0.7738.

	2003	2002	2001	2000	1999
End of period	0.7738	0.6344	0.6285	0.6669	0.6918
Average for the period	0.7139	0.6372	0.6456	0.6732	0.6691
High during the period	0.7738	0.6656	0.6714	0.6969	0.6935
Low during the period	0.6349	0.6175	0.6227	0.6410	0.6464

ENTERRA ENERGY TRUST

We are an open ended unincorporated investment trust governed by the laws of the Province of Alberta, Canada. Our direct and indirect wholly owned subsidiaries carry on the business of acquiring and holding interests in petroleum and natural gas properties and related assets. We continually review and assess numerous corporate and asset acquisition opportunities as part of our ongoing acquisition program.

Our crude oil and natural gas properties and related assets which generate income for the benefit of the Trust are located in Western Canada. The properties and assets consist of producing crude oil and natural gas reserves and proven plus probable crude oil and natural gas reserves not yet on production.

In December 2003 we adopted a policy of monthly dividend distributions for unitholders from our net cash flow, commencing with a distribution of US$0.10 per unit in each of January, February and March 2004.

We currently intend to continue to provide all unitholders with monthly cash distributions of approximately US$0.10 per trust unit. However, the availability of cash flows for the payment of distributions will at all times be dependant upon a number of factors, including resource prices, production rates and reserve growth and we cannot assure that cash flows will be available for distribution to unitholders in the amounts anticipated or at all.

Our executive offices are located at Suite 2600, 500 – 4th Avenue S.W. Calgary, Alberta, Canada T2P 2V6 and our telephone number is (403) 263-0262. Our website address is www.enterraenergy.com. Information contained on our website does not constitute a part of this prospectus.

RECENT DEVELOPMENTS

On November 28, 2003, Enterra Energy Corp. was reorganized as an income trust and became a wholly owned, subsidiary of Enterra Energy Trust. In the reorganization, each outstanding Enterra common share was exchanged for two trust units of the Trust or, with respect to certain Canadian holders, two exchangeable shares of a special purpose, wholly owned Canadian subsidiary of the Trust. As a result of the reorganization, the Trust became the successor issuer to Enterra under the Securities Exchange Act and succeeded to Enterra’s reporting obligations thereunder.

On December 23, 2003 we signed a purchase and sale agreement for the acquisition of several properties in East Central Alberta for approximately US$15,000,000 (Cdn.$20,000,000). The properties total 51,943 net acres and currently produce approximately 1,800 barrels of oil equivalent a day, consisting of 1,600 barrels a day of oil and 1,200 metric cubic feet a day of natural gas. In January 2004 we entered into a farm-in/joint venture agreement with JED Oil Inc. for development of these properties. JED will receive a 70% interest in any future production revenues generated by their development activities on these properties and has prepaid to us estimated development costs of US$13,112,225 (Cdn.$17,000,000) which we expect to utilize over the next nine months. A majority of the officers and employees of JED were previously employed by us. We anticipate that a majority of our development activities for the near future will be through farm-in or other arrangements with JED. We have no contractual or other restrictions with JED that prevent us from entering into oil and natural gas projects with others.

In January 2004 Glickenhaus & Co., a registered investment advisor, committed to purchase 1,650,000 trust units at US$10.00 per unit for total U.S. proceeds to us of US$16,500,000 (Cdn.$22,065,605). We have agreed that that Glickenhaus will pay us on our delivering to it registered trust units. We expect to file a registration statement on Form F-3 to register these trust units following the filing of our annual report for the year ended December 31, 2003 on Form 20-F.

In February 2004 we completed a private placement of 1,049,400 trust units at US$11.25 per unit for total U.S. net proceeds of US$11,215,463 (Cdn.$14,998,546).

RISK FACTORS

  Set out below are certain risk factors that could materially adversely affect our cash flow, operating results,, financial condition or the business of our operating subsidiaries.. Investors should carefully consider these risk factors and the other information in this prospectus and our filings with the Securities and Exchange Commission incorporated by reference in this prospectus, before making investment decisions involving our trust units. Additional risks not currently known to us or that we now consider immaterial may also impair our business and adversely affect an investment in our trust units.

Risks Related to the Offering

The trust units being registered represent a significant overhang on the market for our trust units and may depress the market price of our trust units.

Following the effective date of this registration statement, up to 1,049,400 additional trust units will be eligible for resale to the public, or 5.3% of our total trust units outstanding. Upon the registration of the January 2004 private placement of trust units to Glickenhaus & Co. of up to 1,650,000 additional trust units will also be eligible for resale to the public, or an additional 7.6% of our total trust units outstanding. These trust units represent a significant overhang on the market for our securities. If a substantial number of trust units in this overhang were sold in a short period of time, any market for our trust units could be dramatically depressed which will result in a reduction of the value of your investment.

Risks Related to Our Business

Trust units do not have the statutory rights associated with shares of capital stock.

Trust units do not represent a traditional investment in the oil and natural gas sector and should not be viewed by investors as equivalent to shares of capital stock. The trust units represent a fractional interest in Enterra Energy Trust. As holders of trust units, unitholders will not have the statutory rights normally associated with ownership of shares of a corporation including, for example, the right to bring "oppression" or "derivative" actions. The price per trust unit is a function of anticipated distributable cash, the underlying assets of the Trust and management's ability to effect long-term growth. The market price of the trust units will be sensitive to a variety of market conditions including, but not limited to, interest rates and our ability to acquire suitable oil and natural gas properties. Changes in market conditions may adversely affect the trading price of the trust units.

The trust units are not "deposits" within the meaning of the Canada Deposit Insurance Corporation Act (Canada) and are not insured under the provisions of that Act or any other legislation. Furthermore, the Trust is not a trust company and, accordingly, is not registered under any trust and loan company legislation as it does not carry on or intend to carry on the business of a trust company.

Unitholders have limited liability for our operations.

The Trust Indenture provides that no unitholder will be subject to any liability in connection with the Trust or its obligations and affairs and, in the event that a court determines unitholders are subject to any such liabilities, the liabilities will be enforceable only against, and will be satisfied only out of the Trust's assets. Pursuant to the Trust Indenture, the Trust will indemnify and hold harmless each unitholder from any costs, damages, liabilities, expenses, charges and losses suffered by a unitholder resulting from or arising out of such unitholder not having such limited liability. The Trust Indenture provides that all written instruments signed by or on behalf of the Trust must contain a provision to the effect that such obligation will not be binding upon unitholders personally. However, personal liability may also arise in respect of claims against the Trust that do not arise under contracts, including claims in tort, claims for taxes and possibly certain other statutory liabilities. The possibility of any personal liability of this nature arising is considered unlikely. The operations of the Trust will be conducted, upon the advice of counsel, in such a way and in such jurisdictions as to avoid as far as possible any material risk of liability on the unitholders for claims against the Trust.

Changes in legislation in Canada could affect the rights of unitholders.

There can be no assurance that income tax laws and government incentive programs in Canada relating to the oil and gas industry, such as the status of mutual fund trusts, will not be changed in a manner which adversely affects unitholders.

If we lose our qualification as a mutual fund trust there may be adverse tax consequences to investment in our trust units held by certain Canadian exempt plans.

If we cease to qualify as a mutual fund trust in Canada, the trust units will cease to be qualified investments for certain Canadian exempt plans which could have adverse tax consequences to exempt plans or their annuitants or beneficiaries.

We have a working capital deficiency at September 30, 2003; our credit facilities can be called at any time.

Our credit facilities are classified as a short-term liability on our balance sheet as they are on a demand basis and may be called at any time. Accordingly, at December 31, 2003, we had a working capital deficiency of $30,349,918 million, which means our current liabilities exceeded our current assets by that amount. Although we are not subject to and do not expect to make principal repayments under our current banking arrangement, they could be called for repayment at any time. Other than in the event of a default or a breach of covenants, we do not expect to make any principal payments in 2004.

Our assets are highly leveraged.

We carry a high amount of debt relative to our assets. A decrease in the amount of our production or the price we receive for it could make it difficult for us to service our debt or may cause the bank that issued our loan to determine that our assets are insufficient security for our bank debt.

Debt service may reduce the amount of capital available for trust units.

We may, from time to time, finance a significant portion of our operations through debt. Amounts paid in respect of interest and principal on debt incurred may impair our ability to satisfy our obligations under other indebtedness or otherwise reduce the amount of cash available for distribution to unitholders. In addition, variations in interest rates and scheduled principal repayments could also result in significant changes in the amount of cash available for distribution to unitholders. Lenders will be provided with security over substantially all of our assets. If we become unable to pay our debt service charges or otherwise commit an event of default such as bankruptcy, a lender may foreclose on or sell our assets.

Delay in cash distributions may occur due to events beyond our control.

In addition to the usual delays in payment by purchasers of oil and natural gas to the operators of the properties, and by the operators to us, payments between any of such parties may also be delayed by restrictions imposed by lenders, delays in the sale or delivery of products, delays in the connection of wells to a gathering system, blowouts or other accidents, recovery by the operator of expenses incurred in the operation of the properties or the establishment by the operator of reserves for such expenses.

There is uncertainty about estimates used in our financial reporting and they may prove to be inaccurate, resulting in a reduction of our working capital.

Our financial reports contain estimates of future net cash flows from our oil and gas reserves, prepared by independent engineers, which are based upon the estimates of oil and gas reserves in the ground and the percentage of those reserves which can be recovered and produced with current technology. These estimates include assumptions as to the prices received for the sale of oil and gas. Any one or all of those estimates may be inaccurate, which could materially affect our estimate of future net cash flows. In addition, the cost of capital and operating expenses could be higher than estimated, resulting in a reduction in working capital and the need to raise additional capital.

Our operations are subject to numerous risks of crude oil and natural gas drilling and production activities.

Crude oil and natural gas drilling and production activities are subject to numerous risks, many of which are beyond our control. Risks include the possibility that:

  no commercially productive crude oil or natural gas reservoirs will be found;

  crude oil and natural gas drilling and production activities may be shortened, delayed or canceled; and

  our ability to develop, produce and market our reserves may be limited by:

  title problems,

  weather conditions,

  compliance with governmental requirements, and

  mechanical difficulties or shortages or delays in the delivery of drilling rigs and other equipment.

At times we have experienced difficulty securing drilling equipment in certain of our core areas. We cannot assure you that the new wells we drill will be productive or that we will recover all or any portion of our investment. Drilling for crude oil and natural gas may be unprofitable. Dry wells and wells that are productive but do not produce sufficient net revenues after drilling, operating and other costs are unprofitable. In addition, our properties may be susceptible to hydrocarbon draining from production by other operations on adjacent properties.

Our industry also experiences numerous operating risks. These operating risks include the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental hazards. Environmental hazards include oil spills, gas leaks, ruptures or discharges of toxic gases. If any of these industry operating risks occur, we could have substantial losses. Substantial losses also may result from injury or loss of life, severe damage to or destruction of property, clean-up responsibilities, regulatory investigation and penalties and suspension of operations. In accordance with industry practice, we maintain insurance against some, but not all, of the risks described above. We cannot assure you that our insurance will be adequate to cover losses or liabilities. Also, we cannot predict the continued availability of insurance at premium levels that justify its purchase.

We operate in a highly competitive industry that may adversely affect our operations.

We operate in a highly competitive environment. Competition is particularly intense with respect to the acquisition of desirable undeveloped crude oil and natural gas properties. The principal competitive factors in the acquisition of such undeveloped crude oil and natural gas properties include the staff and data necessary to identify, investigate and purchase such properties, and the financial resources necessary to acquire and develop such properties. We compete with major and independent crude oil and natural gas companies for properties and the equipment and labor required to develop and operate such properties. Many of these competitors have financial and other resources substantially greater than ours.

The principal resources necessary for the exploration and production of crude oil and natural gas are leasehold prospects under which crude oil and natural gas reserves may be discovered, drilling rigs and related equipment to explore for such reserves and knowledgeable personnel to conduct all phases of crude oil and natural gas operations. We must compete for such resources with both major crude oil and natural gas companies and independent operators. Although we believe our current operating and financial resources are adequate to preclude any significant disruption of our operations in the immediate future we cannot assure you that such materials and resources will be available to us.

Our ability to replace production with new reserves is highly dependent on acquisitions or successful development and exploration activities.

The rate of production from crude oil and natural gas properties declines as reserves are depleted. Our proved reserves will decline as reserves are produced unless we acquire additional properties containing proved reserves, conduct successful exploration and development activities or, through engineering studies, identify additional behind-pipe zones or secondary recovery reserves. Our future crude oil and natural gas production is therefore highly dependent upon our level of success in acquiring or finding additional reserves. We cannot assure you that our exploration and development activities will result in increases in reserves. Our operations may be curtailed, delayed or cancelled if we lack necessary capital and by other factors, such as title problems, weather, compliance with governmental regulations, mechanical problems or shortages or delays in the delivery of equipment. Our ability to continue to acquire producing properties or companies that own such properties assumes that major integrated oil companies and independent oil companies will continue to divest many of their crude oil and natural gas properties. We cannot assure you that such divestitures will continue or that we will be able to acquire such properties at acceptable prices or develop additional reserves in the future.

Crude oil and natural gas price declines and volatility could adversely affect our revenue, cash flows and profitability.

Our revenue, profitability and future rate of growth depend substantially upon prevailing prices for crude oil and natural gas. Crude oil and natural gas prices fluctuate and until recently have declined significantly. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow money or raise additional capital. In 1998 and 1999, we reduced our capital expenditures budget because of lower crude oil and natural gas prices. In addition, we may have ceiling test write-downs when prices decline. At December 31, 2001 we realized a U.S. GAAP ceiling test write-down of Cdn.$17,500,000, after tax. Lower prices may also reduce the amount of crude oil and natural gas that we can produce economically.

We may enter into hedge agreements and other financial arrangements at various times to attempt to minimize the effect of crude oil and natural gas price fluctuations. We cannot assure you that such transactions will reduce risk or minimize the effect of any decline in crude oil or natural gas prices. Any substantial or extended decline in crude oil or natural gas prices would have a material adverse effect on our business and financial results. While hedging activities limit the risk of declines in prices they also limit additional revenues from price increases.

Lower crude oil and natural gas prices increase the risk of ceiling limitation write-downs.

We changed our method of accounting for petroleum and natural gas properties from the "successful efforts" method to the "full cost" method in 2001. All costs related to the exploration for and the development of oil and gas reserves are capitalized into a single cost centre representing the Company’s activity which is undertaken exclusively in Canada. Costs capitalized include land acquisition costs, geological and geophysical expenditures, lease rentals on undeveloped properties and costs of drilling productive and non-productive wells. Proceeds from the disposal of properties are applied as a reduction of cost without recognition of a gain or loss except where such disposals would result in a major change in the depletion rate.

Capitalized costs are depleted and depreciated using the unit-of-production method based on the estimated gross proven oil and natural gas reserves before royalties as determined by independent engineers. Units of natural gas are converted into barrels of equivalents on a relative energy content basis. Capitalized costs, net of accumulated depletion and depreciation, are limited to estimated future net revenues from proven reserves, based on year-end prices, undiscounted, less estimated future abandonment and site restoration costs, general and administrative expenses, financing costs and income taxes. Estimated future abandonment and site restoration costs are provided for over the life of proven reserves on a unit-of-production basis. The annual charge is included in depletion and depreciation expense and actual abandonment and site restoration costs are charged to the provision as incurred. The amounts recorded for depletion and depreciation and the provision for future abandonment and site restoration costs are based on estimates of proven reserves and future costs. The recoverable value of capital assets is based on a number of factors including the estimated proven reserves and future costs. By their nature, these estimates are subject to measurement uncertainty and the impact on financial statements of future periods could be material.

We perform a cost recovery ceiling test which limits net capitalized costs to the undiscounted estimated future net revenue from proven oil and gas reserves plus the cost of unproven properties less impairment, using year-end prices or average prices in that year, if appropriate. In addition, the value is further limited by including financing costs, administration expenses, future abandonment and site restoration costs and income taxes. Under U.S. GAAP, companies using the "full cost" method of accounting for oil and gas producing activities perform a ceiling test using discounted estimated future net revenue from proven oil and gas reserves using a discount factor of 10%. Prices used in the U.S. GAAP ceiling tests performed for this reconciliation were those in effect at the applicable year-end. Financing and administration costs are excluded from the calculation under U.S. GAAP. At December 31, 2001 the Company realized a U.S. GAAP ceiling test write-down of Cdn.$17,500,000, after tax. There were no such write-down required at December 31, 2002 or 2003.

The risk that we will be required to write down the carrying value of crude oil and natural gas properties increases when crude oil and natural gas prices are low or volatile. We may experience additional ceiling test write-downs in the future.

We may undertake acquisitions that could limit our ability to manage and maintain our business, result in adverse accounting treatment and are difficult to integrate into our business.

A component of future growth will depend on the ability to identify, negotiate, and acquire additional companies and assets that complement or expand existing operations. However we may be unable to complete any acquisitions, or any acquisitions we may complete may not enhance our business. Any acquisitions could subject us to a number of risks, including:

  diversion of management's attention;

  amortization of substantial goodwill, adversely affecting our reported results of operations;

  inability to retain the management, key personnel and other employees of the acquired business;

  inability to establish uniform standards, controls, procedures and policies;

  inability to retain the acquired company's customers;

  exposure to legal claims for activities of the acquired business prior to acquisition; and inability to integrate the acquired company and its employees into our organization effectively.

We may be subject to environmental liability claims that could result in significant costs to us.

We may be subject to claims for damages related to any impact that our operations have on the environment. An environmental claim could materially adversely affect our business because of the costs of defending against these types of lawsuits, the impact on senior management's time and the potential damage to our reputation. Our oil and gas operations are subject to government regulations and control. Failure to comply with applicable government rules could restrict our ability to engage in further oil and gas exploration and development opportunities.

Our revenue is subject to volatile oil and gas prices that could reduce our revenue and profitability.

The price we receive for oil and gas production is subject to significant volatility. Our revenue, cash flow and profitability are substantially dependent on prevailing prices for oil and gas. Historically oil and gas prices and markets have been volatile and they are likely to continue to be volatile in the future. Some factors that contribute to volatility include:

  political conditions in the Middle East, the former Soviet Union and other regions;

  domestic and foreign supplies of oil and gas;

  the level of consumer demand;

  weather conditions;

  domestic and foreign government regulations;

  the availability and prices of alternative fuels; and

  overall economic conditions.

To counter this volatility from time to time we may enter into agreements to receive fixed prices on its oil and gas production to offset the risk of revenue losses if commodity prices decline; however, if commodity prices increase beyond the levels set in such agreements, We will not benefit from such increases.

The Kyoto Protocol could increase our operating costs and adversely affect our operations.

In December 2002 Canada ratified the Kyoto Protocol. This protocol calls for Canada to reduce greenhouse gas emissions to 6% below 1990 levels during the period between 2008 and 2012. The protocol will only become legally binding if it is ratified by at least 55 countries, covering at least 55 percent of the emissions addressed by the protocol. Details surrounding the plan for implementation of the Kyoto Protocol if it becomes legally binding remain uncertain. It is expected that changes in environmental legislation may require, among other things, reductions in emissions to the air from our operations and result in increased capital expenditures. Although it is not expected that future changes in environmental legislation will result in materially increased costs, such changes could occur and result in stricter standards and enforcement, larger fines and liability, and increased capital expenditures and operating costs, which could have a material adverse effect on our financial condition or results of operations.

As a Canadian oil and gas company, we may be adversely affected by changes in the exchange rate between U.S. and Canadian dollars.

The price we receive for oil and gas production is expressed in U.S. dollars, which is the standard for the oil and gas industry worldwide. However, we pay operating expenses, drilling expenses and general overhead expenses in Canadian dollars. Changes to the exchange rate between U.S. and Canadian dollars can adversely affect us. When the value of the U.S. dollar increases, we receive higher revenue and when the value of the U.S. dollar declines, we receive lower revenue on the same amount of production sold at the same prices.

INCORPORATION BY REFERENCE

The SEC allows us to "incorporate by reference" into this prospectus the documents we file with, or furnish to, them, which means that we can disclose important information to you by referring you to these documents. The information that we incorporate by reference into this prospectus forms a part of this prospectus, and information that we file later with the SEC automatically updates and supersedes any information in this prospectus. We incorporate by reference into this prospectus the documents listed below:

  our Annual Report on Form 10-KSB for the year ended December 31, 2002 dated March 31, 2003 and as amended, dated April 10, 2003;

  our quarterly report for the quarter ended March 31, 2003 filed on Form 10-QSB dated May 15, 2003;

  our quarterly report for the quarter ended June 30, 2003 filed on Form 10-QSB dated August 15, 2003;

  our quarterly report for the quarter ended September 30, 2003 filed on Form 6-K dated November 14, 2003;

  the description of our trust units contained in our amendment to our registration statement on Form 8-A12G/A dated November 28, 2003;

  the proxy related to our reorganization as a Royalty Trust filed under Form 6-K dated October 31, 2003;

  Form 6-K dated January 16, 2004 disclosing the private placement of 1,650,000 trust units with Glickenhaus & Co.; and

  Form 6-K dated March 12, 2004 disclosing the private placement of 1,049,400 trust units.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the trust units offered by this prospectus are incorporated by reference into this prospectus and form a part of this prospectus from the date of filing or furnishing of these documents. Any documents that we furnish to the SEC on Form 6-K subsequent to the date of this prospectus will be incorporated by reference into this prospectus only to the extent specifically set forth in the Form 6-K.

Any statement contained in a document that is incorporated by reference into this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this prospectus, modifies or supersedes that statement. The modifying or superseding statement does not need to state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes.

Upon request, we will provide, without charge, to each person who receives this prospectus, a copy of any or all of the documents incorporated by reference (other than exhibits to the documents that are not specifically incorporated by reference in the documents). Please direct written or oral requests for copies to our Secretary at Suite 2600, 500 – 4th Avenue S.W. Calgary, Alberta, Canada T2P 2V6. Our telephone number is (403) 263-0262.

Special Note Regarding Forward-Looking Statements

This prospectus includes forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "should," "plan," "expect" and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions described in "Risk Factors" and elsewhere in this prospectus.

Other sections of this prospectus may include additional factors which could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

We undertake no obligation to update publicly or revise any forward-looking statements. You should not rely upon forward-looking statements as predictions of future events or performance. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

We received a total of US$11,215,463 (Cdn.$14,998,546) from the private placement of 1,049,000 trust units in February 2004. We have agreed to pay all expenses in connection with the registration of the trust units offered by the selling unitholders. Normal underwriting commissions and brokers fees, however, as well as any applicable transfer taxes and other selling expenses, are payable by the selling unitholders. We will not receive any additional proceeds from trust units being sold under this prospectus.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2003. Our capitalization is presented:

  on an actual basis;

  on a pro forma basis to reflect the reorganization as an income trust in November 2003; and

  on a pro forma basis, as adjusted, to reflect the private placement of 1,650,000 trust units on January 16, 2006 for U.S.$ 10.00 per unit and the private placement of 1,049,400 trust units on February 20, 2004 for U.S.$11.25 per unit. The closing of the January 16, 2004 private placement is pending our delivery of registered trust units.

(Cdn.$’s)	September 30, 2003
	Actual	Pro Forma	Pro Forma, As Adjusted
Stockholders’ equity:	(unaudited)
Cash and cash equivalents	$ 44,103	$ 44,103	$ 44,103
Debt:
Bank indebtedness	$ 23,797,500	$ 23,797,500	$ 23,797,500
Current portion of long-term debt	797,694	797,694	797,694
Total short-term debt	$ 24,595,194	$ 24,595,194	$ 24,595,194

Long-term debt	$ 3,521,167	$ 3,521,167	$ 3,521,167

Common shares, no par value: unlimited shares authorized, 9,476,898 issued and outstanding (actual), none outstanding (pro forma and pro forma as adjusted)	$ 31,002,445	$ --	$ --
Trust units, no par value: unlimited units authorized, 18,955,960 issued and outstanding (actual) 20,951,556 (pro forma) and 23,650,956 (pro forma, as adjusted)	--	28,043,004	65,107,155
Exchangeable shares: 1,995,596 issued and outstanding (actual) and none (pro forma and pro forma, as adjusted)	--	2,959,441	2,959,441
Contributed surplus	65,029	65,029	65,029
Retained earnings	19,040,928	19,040,928	19,040,928
Total stockholders’ equity	50,108,402	50,108,402	87,172,553
Total capitalization	$ 78,268,866	$ 78,268,866	$ 115,333,017

The information provided in the table above does not include the following:

  920,000 trust units issuable upon exercise of outstanding employee trust options; and

  1,245,000 trust units reserved for future issuance under our Trust Unit Option Plan.

DIVIDEND POLICY

Prior to our reorganization as an income trust in November, 2003 we did not declare any dividends on our common stock. In December 2003 we adopted a policy of monthly dividend distributions for unitholders, commencing with a distribution of US$0.10 per unit in each of January, February and March 2004.

It is our intention to provide all unitholders with monthly cash distributions of US$0.10 per trust unit. However, the availability of cash flows for the payment of distributions will at all times be dependant upon a number of factors, including resource prices, production rates and reserve growth and we cannot assure that cash flows will be available for distribution to unitholders in the amounts anticipated or at all.

MARKET PRICE HISTORY OF COMMON SHARES AND TRUST UNITS

On November 28, 2003 Enterra was reorganized as an income trust. In conjunction with this reorganization holders of Enterra Energy Corp. common stock received two trust units for each share of common stock held or non-registered exchangeable shares convertible into an equal number of trust units. All historical information before September 28, 2003 in the following tables has been restated to reflect this exchange.

Our shares commenced trading on the TSX Venture Exchange ("TSXV") under the symbol "WLX" during the quarter ended September 30, 1998. Our shares traded on the National Quotation Bureau's pink sheets ("Pink Sheets") under the symbol "WLKSF" from April 26, 2000 to January 10, 2001 when the shares commenced trading on the Nasdaq SmallCap Market under the symbol "EENC" and under the symbol "ENT" on the TSX Venture Exchange ("TSX"). On May 21, 2003 the shares commenced trading on the Nasdaq National Market under the symbol "EENC." On June 20, 2003 the shares commenced trading on the Toronto Stock Exchange under the symbol "ENT". Following our reorganization as an income trust in November 2003 our trust units commenced trading on the Nasdaq National Market and Toronto Stock Exchange under the same symbols as the common stock which was retired as a result of the reorganization.

The following table sets forth the bid prices, in Canadian or U.S. dollars, as reported by the TSXV, TSX and NASDAQ National and SmallCap Markets/pink sheets, for the periods shown, as restated for periods prior to November 28, 2003 to reflect the 2:1 conversion from common shares to trust units.

	Toronto Stock Exchange/TSX Venture Exchange (Cdn. $’s)		Nasdaq SmallCap Market/Pink Sheets (U.S. $’s)		Nasdaq National Market (U.S. $’s)
Five most recent full fiscal years:	High	Low	High	Low	High	Low
Year ended December 31, 2003	14.10	4.995	7.75	3.245	10.91	4.625
Year ended December 31, 2002	5.75	1.30	3.75	0.735	n/a	n/a
Year ended December 31, 2001	3.75	1.15	2.405	0.825	n/a	n/a
Year ended December 31, 2000	3.90	2.225	2.305	1.705	n/a	n/a
Year ended December 31, 1999	0.525	0.205	n/a	n/a	n/a	n/a

Year ended December 31, 2003:
Quarter ended December 31, 2003	14.10	5.775	n/a	n/a	10.91	4.625
Quarter ended September 30, 2003	12.935	8.54	n/a	n/a	9.625	6.00
Quarter ended June 30, 2003	10.25	8.925	7.75	4.045	n/a	n/a
Quarter ended March 31, 2003	7.00	4.995	4.75	3.245	n/a	n/a

Year ended December 31, 2002:
Quarter ended December 31, 2002	5.75	3.00	3.75	1.90	n/a	n/a
Quarter ended September 30, 2002	3.225	2.30	2.095	1.475	n/a	n/a
Quarter ended June 30, 2002	2.745	2.135	1.74	1.125	n/a	n/a
Quarter ended March 31, 2002	2.48	1.30	1.165	0.735	n/a	n/a

Year ended December 31, 2001:
Quarter ended December 31, 2001	1.875	1.15	1.195	0.825	n/a	n/a
Quarter ended September 30, 2001	2.50	1.375	1.70	0.875	n/a	n/a
Quarter ended June 30, 2001	3.225	2.35	2.125	1.39	n/a	n/a
Quarter ended March 31, 2001	3.75	2.50	2.405	1.61	n/a	n/a

Six most recent months ended:
October 2003	13.01	9.25	n/a	n/a	9.95	6.755
November 2003	14.10	6.25	n/a	n/a	10.91	4.75
December 2003	7.54	5.775	n/a	n/a	5.815	4.625
January 2004	8.625	6.505	n/a	n/a	6.295	5.05
February 2004	8.90	7.87	n/a	n/a	6.70	5.825
March 2004 (through March 9)	9.40	8.955	n/a	n/a	7.195	6.70

DESCRIPTION OF CAPITALIZATION

Trust Units

An unlimited number of trust units may be created and issued pursuant to our trust indenture. Each trust unit entitles the holder thereof to one vote at any meeting of the unitholders and represents an equal fractional undivided beneficial interest in any distribution from us, including net income, net realized capital gains or other amounts, and in our net assets in the event of termination or winding up of our business. All trust units rank among themselves equally and ratably without discrimination, preference or priority. Each trust unit is transferable, is not subject to any conversion or pre-emptive rights and entitles the holder thereof to require us to redeem any or all of the trust units held by such holder.

Exchangeable Shares

In conjunction with our reorganization we issued exchangeable shares that are intended to be the economic equivalent of trust units. We issued a total of 2,000,000 exchangeable shares.

The exchangeable shares are convertible at any time into trust units at the option of the holder based on an exchange ratio. The exchange ratio is increased monthly based on the cash distribution paid on the trust units divided by the ten day weighted average unit price preceding the distribution payment date. From November 25 to December 31, 2003, a total of 4,404 exchangeable shares were converted into 4,404 trust units at the exchange ratio 1:1 prevailing at the time. Cash distributions are not paid on the exchangeable shares. On the third anniversary of the issuance of the exchangeable shares, subject to our extension , or at our option when the aggregate number of issued and outstanding exchangeable shares is less than 1,000,000, the exchangeable shares will be redeemed for trust units based upon the value of that number of trust units equal to the exchange ratio on the redemption date. The exchangeable shares are not listed for trading on an exchange.

Holders of exchangeable shares can require us to redeem their shares at any time and carry special voting rights. The special voting rights equal the number of trust units into which the exchangeable shares are then exchangeable multiplied by the number of votes to which the holder of one trust unit is then entitled.

Ownership Restrictions

There is no law or government decree or regulation in Canada that restricts the export or import of capital, or affects the remittance of dividends, interest or other payments to non-resident holders of trust units, other than withholding tax requirements.

There is no limitation imposed by Canadian law or by our charter or other charter documents on the right of a non-resident to hold or vote our trust units, other than as provided by the Investment Canada Act, the North American Free Trade Agreement Implementation Act (Canada) and the World Trade Organization Agreement Implementation Act. The Investment Canada Act requires notification and, in certain cases, advance review and approval by the Government of Canada of the acquisition by a "non-Canadian" of "control" of a "Canadian business," each as defined in the Investment Canada Act. In general, the threshold for review will be higher in monetary terms for a member of the World Trade Organization or North American Free Trade Agreement.

Transfer Agent and Registrar

The transfer agent and registrar for our trust units is Olympia Trust Company at its principal offices in Calgary and Toronto, Canada.

SELLING UNITHOLDERS

In February 2004 we sold an aggregate of 1,049,400 trust units to a group of investors pursuant to Regulation D promulgated under the Securities Act of 1933. Purchasers have represented to us that they were accredited investors within the meaning of the U.S. federal securities laws.

We will not receive any of the proceeds from the sale of these securities by the selling unitholders listed below.

The following tables set forth information regarding the units owned of record and beneficially as of March 12, 2004 by each selling unitholder. The selling unitholders are not required, and may choose not, to sell any of their units. None of the selling unitholders is an officer, director or other affiliate of Enterra.

Name of selling unitholder	Trust units being offered	Percentage of trust units outstanding
Alza Corporation Retirement Plan (1)	45,000	*
City of Milford Pension & Retirement Fund (1)	90,000	*
National Federation of Independent Business Employee Pension Trust (1)	30,000	*
National Federation of Independent Business Corporate Account (1)	25,000	*
Norwalk Employees' Pension Plan (1)	60,000	*
Public Employee Retirement System of Idaho (1)	364,000	1.7%
City of Stamford Firemen's Pension Fund (1)	45,000	*
Asphalt Green, Inc. (1)	10,000	*
Lazar Foundation (1)	10,000	*
Francois deMenil (1)	10,000	*
Donald and Dan-Thanh Devivo (1)	900	*
HBL Charitable Unitrust (1)	8,000	*
Jeanne L. Morency (1)	6,000	*
Psychology Associates (1)	3,000	*
Peter Looram (1)	5,000	*
Meehan Foundation (1)	8,000	*
Domenic J. Mizio (1)	15,000	*
Morgan Trust Co. of the Bahamas Ltd. As Trustee U/A/D 11/30/93 (1)	30,000	*
John Rowan (1)	1,000	*
Susan Uris Halpern (1)	20,000	*
Theeuwes Family Trust, Felix Theeuwes Trustee (1)	10,000	*
William B. Lazar (1)	6,000	*
Robert K. Winters (1)	500	*
Alan B. & Joanne K. Vidinsky 1993 Trust (1)	10,000	*
Helen Hunt (1)	12,000	*
ADW Co II Nominee Partnership (2)	8,200	*
Conrad N. Hilton Foundation (3)	21,700	*
Hyde Park Foundry & Machine Co Pension Plan (4)	1,100	*
Schlumberger Master Pension Trust (5)	50,800	*
Schlumberger Foundation (6)	1,700	*
Enterprise Small Company Growth (7)	38,300	*
Small Co Growth Accumulation Trust, Enterprise Fund (8)	28,200	*
Blass Grandchildren Trust UA DTD 09/12/97 (9)	25,000	*
Gus Blass II (10)	25,000	*
R. Kendall Allen (11)	25,000	*
Total	1,049,400	4.8%
- 18 -
* less than 1%

Notes:

  The percentage of total trust units outstanding is calculated based upon 23,650,956 trust units, including 1,955,596 trust units issuable for exchangeable shares, as of February 27, 2004. Included in this total are 1,650,000 trust units subscribed for in a private placement in January 2004 with final closing pending our delivery of registered trust units.

  Because the selling unitholders may offer all or some of their trust units from time to time, we cannot estimate the number of trust units that will be held by the selling unitholders upon the termination of any particular offering. See "Plan of Distribution."

  To the extent that any of the selling unitholders identified above are broker-dealers, they are deemed to be, under interpretations of the Securities and Exchange Commission, "underwriters" within the meaning of the Securities Act.

  The addresses for the selling unitholders are:

(1) c/o Zesiger Capital Group LLC, 320 Park Avenue, New York, NY 10022, Attn: Mary Estabil

(2) Mrs. Susan Witter, Trustee, c/o William D. Witter, Inc., 153 East 53rd St., 51st Floor, New York, NY 10022

(3) Mr. Patrick J. Modugno, VP & CF0, Conrad N. Hilton Foundation, 10100 Santa Monica Blvd., Suite 1000, Los Angeles, CA 90067

(4) Mr. Andrew L. Blaskovich, President, National Roll Company, 400 Railroad Ave., Avonmore, PA 15618

(5) Mr. John Leitch, Manager-Pension & Profit Sharing Assets, Schlumberger Limited, 153 East 53rd St., 57th Floor, New York, NY 10022

(6) Mr. Arthur Alexander, Schlumberger Foundation, 153 East 53rd St., 57th Floor, New York, NY 10022

(7) Mr. Herbert M. Williamson, Vice President, Enterprise Group of Funds, Atlanta Financial Center, 3343 Peachtree Road, N.E. – Suite 450, Atlanta, GA 30326

(8) Mr. Herbert M. Williamson, Vice President, Enterprise Group of Funds, Atlanta Financial Center, 3343 Peachtree Road, N.E. – Suite 450, Atlanta, GA 30326

(9) Blass Grandchildren's Trust, Patricia B. Blass, Trustee, 16 W. Palisades Drive, Little Rock, AR 72207

(10) Gus Blass II, 16 W. Palisades Drive, Little Rock, AR 72207

(11) R. Kendall Allen, 1800 Old Meadow Road, Apt. 1402, Mclean, VA 22102

PLAN OF DISTRIBUTION

Sales of the trust units covered by this prospectus may be effected from time to time in transactions (which may include block transactions) on the Nasdaq National Market, Toronto Stock Exchange, or other markets on which our trust units are traded, except that the selling unitholders are prohibited from selling their units on the Toronto Stock Exchange until June , 2004, a date that is four months from the closing date of the private placement of the units..

Sales effected through negotiated transactions, through put or call option transactions relating to the units, through short sales of units, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. None of the selling unitholders has entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their units. The selling unitholders may effect transactions by selling their units directly to purchasers or through broker-dealers, who may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling unitholders and/or the purchasers of the units for whom such broker-dealers may act as agents, or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling unitholders and any broker-dealers who act in connection with the sale of the units might be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933 and any commissions received by such broker-dealers and any profit on the resale of the units sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each selling unitholder against a number of liabilities, including liabilities arising under the Securities Act. The selling unitholders may agree to indemnify any agent, dealer or broker-dealer who participates in transactions involving sales of the securities against the liabilities, including liabilities arising under the Securities Act. As used herein, "selling unitholder" includes affiliates, nominees, distributees, donees and pledgees selling units received from a named selling unitholder after the date of this prospectus.

      Selling unitholders also may resell all or a portion of the units in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of such Rule.

      We have agreed to keep the registration statement, of which this prospectus is a part, effective until all the units covered by this prospectus are sold or can be sold freely under an appropriate exemption from the securities laws of the United States and the states, without limitation.

      In order to comply with the applicable state securities laws, the units covered by this prospectus will be offered or sold through registered or licensed brokers or dealers in those states. In addition, in a number of states the units may not be offered or sold unless they have been registered or qualified for sale in such states, or an exemption from such registration or qualification requirement is available and such offering or sale is in compliance therewith.

      Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the units may not simultaneously engage in market making activities with respect to such securities for a period beginning when such person becomes a distribution participant and ending upon such person’s completion of participation in a distribution, including stabilization activities in the trust units to effect syndicate covering transactions, to impose penalty bids or to effect passive market making bids. In addition, the selling unitholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rule 10b-5 and, insofar as the selling unitholders are distribution participants, Regulation M and Rules 100, 101, 102, 103, 104 and 105 thereof, all of which may affect the marketability of the units covered by this prospectus.

      We will pay all of the expenses relating to the registration of the units covered by this prospectus except for selling commissions. The following table sets forth expenses payable by us in connection with the registration of the trust units. All amounts are estimates except the SEC registration fee.

Securities and Exchange Commission registration fee	U.S.$	1,822
Legal fees and expenses		50,000
Accounting fees and expenses		10,000
Miscellaneous		3,178
Total	U.S.$	65,000

INCOME TAX CONSIDERATIONS

U.S. Taxation

The information set forth below is a summary of the material U.S. federal income tax consequences of the ownership and disposition of trust units by a U.S. Holder, as defined below. These discussions are not a complete analysis or listing of all of the possible tax consequences of such transactions and do not address all tax considerations that may be relevant to particular holders in light of their personal circumstances or to persons that are subject to special tax rules. In particular, the information set forth deals only with U.S. Holders that will hold trust units as capital assets within the meaning of the Internal Revenue Code of 1986, as amended, and who do not at any time own individually, nor are treated as owning 10% or more of the total combined voting power of our units entitled to vote. In addition, this description of U.S. tax consequences does not address the tax treatment of special classes of U.S. Holders, such as banks, tax-exempt entities, insurance companies, persons holding subordinate voting shares as part of a hedging or conversion transaction or as part of a "straddle," U.S. expatriates, persons subject to the alternative minimum tax, dealers or traders in securities or currencies and holders whose "functional currency" is not the U.S. dollar. This summary does not address estate and gift tax consequences or tax consequences under any foreign, state or local laws other than as provided in the section entitled "Canadian Taxation" provided below.

As used in this section, the term "U.S. Holder" means:

  an individual citizen or resident of the U.S.;
  a corporation created or organized under the laws of the U.S. or any state thereof including the District of Columbia;
  an estate the income of which is subject to U.S. federal income taxation regardless of its source;
  a trust if a court within the U.S. is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust; or
  a partnership to the extent the interests therein are owned by any of the persons described in the preceding bulleted items.

Holders of trust units who are not U.S. Holders, sometimes referred to as "Non-U.S. Holders," are encouraged to consult their own tax advisors, particularly as to the applicability of any tax treaty.

The following discussion is based upon:

  the Internal Revenue Code;
  U.S. judicial decisions;
  administrative pronouncements;
  existing and proposed Treasury regulations; and
  the Canada/ U.S. Income Tax Treaty.

Any of the above is subject to change, possibly with retroactive effect. We have not requested, and will not request, a ruling from the U.S. Internal Revenue Service with respect to any of the U.S. federal income tax consequences described below, and as a result, we can provide no assurance that the U.S. Internal Revenue Service will not disagree with or challenge any of the conclusions we have reached and describe here.

Dividends

Subject to the discussion of passive foreign investment companies below, the gross amount of any distribution paid by us to a U.S. Holder will generally be subject to U.S. federal income tax as foreign source dividend income to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. The amount of any distribution of property other than cash will be the fair market value of such property on the date of the distribution. Dividends received by a U.S. Holder will not be eligible for the dividends received deduction allowed to corporations. To the extent that an amount received by a U.S. Holder exceeds such holder’s allocable share of our current and accumulated earnings and profits, such excess will be applied first to reduce such U.S. Holder’s tax basis in his trust units, thereby increasing the amount of gain or decreasing the amount of loss recognized on a subsequent disposition of the trust units. Then, to the extent such distribution exceeds such U.S. Holder’s tax basis, it will be treated as capital gain. Any amounts recognized as dividends will generally constitute foreign source "passive income" or, in the case of certain U.S. Holders, "financial services income" for U.S. foreign tax credit purposes. We do not currently maintain calculations of our earnings and profits for U.S. federal income tax purposes.

The gross amount of distributions paid in Canadian dollars, or any successor or other foreign currency, will be included in the income of such U.S. Holder in a dollar amount calculated by reference to the spot exchange rate in effect on the day the distributions are paid regardless of whether the payment is in fact converted into U.S. dollars. If the Canadian dollars, or any successor or other foreign currency, are converted into U.S. dollars on the date of the payment, the U.S. Holder should not be required to recognize any foreign currency gain or loss with respect to the receipt of Canadian dollars as distributions. If, instead, the Canadian dollars are converted at a later date, any currency gains or losses resulting from the conversion of the Canadian dollars will be treated as U.S. source ordinary income or loss. A U.S. Holder will have a basis in any Canadian dollars distributed equal to their dollar value on the payment date.

A Non-U.S. Holder of our trust units generally will not be subject to U.S. federal income or withholding tax on dividends received on trust units unless such income is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the U.S.

Sale or Exchange

A U.S. Holder’s initial tax basis in the trust units will generally be cost to the holder. A U.S. Holder’s adjusted tax basis in the trust units will generally be the same as cost, but may differ for various reasons including the receipt by such holder of a distribution that was not made up wholly of earnings and profits as described above under the heading "Dividends." Subject to the discussion of passive foreign investment companies below, gain or loss realized by a U.S. Holder on the sale or other disposition of trust units will be subject to U.S. federal income taxation as capital gain or loss in an amount equal to the difference between the U.S. Holder’s adjusted tax basis in the trust units and the amount realized on the disposition. In the case of a non-corporate U.S. Holder, the federal tax rate applicable to capital gains will depend upon:

  the holder’s holding period for the trust units, with a preferential rate available for trust units held for more than one year; and
  the holder’s marginal tax rate for ordinary income.

Any gain realized will generally be treated as U.S. source gain, and loss realized by a U.S. Holder generally also will be treated as from sources within the U.S.

The ability of a U.S. Holder to utilize foreign taxes as a credit to offset U.S. taxes is subject to complex limitations and conditions. The consequences of the separate limitation calculation will depend upon the nature and sources of each U.S. Holder’s income and the deductions allocable thereto. Alternatively, a U.S. Holder may elect to claim all foreign taxes paid as an itemized deduction in lieu of claiming a foreign tax credit. A deduction does not reduce U.S. tax on a dollar-for-dollar basis like a tax credit, but the availability of the deduction is not subject to the same conditions and limitations applicable to foreign tax credits.

If a U.S. Holder receives any foreign currency on the sale of trust units, such U.S. Holder may recognize ordinary income or loss as a result of currency fluctuations between the date of the sale of trust units and the date the sale proceeds are converted into U.S. dollars.

A Non-U.S. Holder of trust units generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale or exchange of such trust units unless:

  such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the U.S.; or
  in the case of any gain realized by an individual Non-U.S. Holder, such Non-U.S. Holder is present in the U.S. for 183 days or more in the taxable year of such sale and certain other conditions are met.

Personal Holding Company

We could be classified as a personal holding company for U.S. federal income tax purposes if both of the following tests are satisfied:

  if at any time during the last half of our taxable year, five or fewer individuals own or are deemed to own more than 50% of the total value of our trust units; and
  we receive 60% or more of our U.S. related gross income from specified passive sources, such as royalty payments.

A personal holding company is taxed on a portion of its undistributed U.S. source income, including specific types of foreign source income which are connected with the conduct of a U.S. trade or business, to the extent this income is not distributed to unitholders. We do not believe we are a personal holding company presently and we do not expect to become one. However, we cannot assure you that we will not qualify as a personal holding company in the future.

Foreign Personal Holding Company

We could be classified as a foreign personal holding company if in any taxable year both of the following tests are satisfied:

  five or fewer individuals who are U.S. citizens or residents own or are deemed to own more than 50% of the total voting power of  all trust units entitled to vote or the total value of our trust units; and
  at least 60%, 50% in some cases, of our gross income, as adjusted, consists of "foreign personal holding company income," which generally includes passive income such as dividends, interests, gains from the sale or exchange of trust units or securities, rent and royalties.

If we are classified as a foreign personal holding company and if you hold trust units, you may have to include in your gross income as a dividend your pro rata portion of our undistributed foreign personal holding company income. If you dispose of your trust units prior to such date, you will not be subject to tax under these rules. We do not believe we are a foreign personal holding company presently and we do not expect to become one. However, we cannot assure you that we will not qualify as a foreign personal holding company in the future.

Passive Foreign Investment Company

We believe that our trust units should not currently be treated as stock of a passive foreign investment company for U.S. federal income tax purposes, but this conclusion is a factual determination made annually and thus may be subject to change based on future operations and composition and valuation of our assets. In general, we will be a passive foreign investment company with respect to a U.S. Holder if, for any taxable year in which the U.S. Holder holds our trust units, either:

  at least 75% of our gross income for the taxable year is passive income; or
  at least 50% of the average value of our assets is attributable to assets that produce or are held for the production of passive income.

For this purpose, passive income includes income such as:

  dividends;
  interest;
  rents or royalties, other than certain rents or royalties derived from the active conduct of trade or business;
  annuities; or
  gains from assets that produce passive income.

If a foreign corporation owns at least 25% by value of the stock of another corporation, the foreign corporation is treated for purposes of the passive foreign investment company tests as owning its proportionate share of the assets of the other corporation and as receiving directly its proportionate share of the other corporation’s income.

If we are treated as a passive foreign investment company, a U.S. Holder that did not make a qualified electing fund election or, if available, a mark-to-market election, as described below, would be subject to special rules with respect to:

  any gain realized on the sale or other disposition of trust units; and
  any "excess distribution" by us to the U.S. Holder.

Generally, "excess distributions" are any distributions to the U.S. Holder in respect of the trust units during a single taxable year that are greater than 125% of the average annual distributions received by the U.S. Holder in respect of the trust units during the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the trust units.

Under the passive foreign investment company rules:

  the gain or excess distribution would be allocated ratably over the U.S. Holder’s holding period for the trust units;
  the amount allocated to the taxable year in which the gain or excess distribution was realized would be taxable as ordinary income in the current year;
  the amount allocated to a prior taxable year before the first year that we are treated as a foreign investment company would be taxable as ordinary income in the current year;
  the amount allocated to each other prior year, with certain exceptions, would be subject to tax at the highest tax rate in effect for that year; and
  the interest charge generally applicable to underpayments of tax would be imposed in respect of the tax attributable to each other prior year.

A U.S. Holder owning actually or constructively "marketable stock" of a passive foreign investment company may be able to avoid the imposition of the passive foreign investment company tax rules described above by making a mark-to-market election. Generally, pursuant to this election, such holder would include in ordinary income, for each taxable year during which such trust units are held, an amount equal to the increase in value of the trust units over the U.S. Holder’s adjusted basis in the trust units. The U.S. Holder’s basis in our trust units would then be increased by the ordinary income inclusion. If in any year the U.S. Holder’s basis is in excess of the year end fair market value of such trust units, the holder will recognize ordinary loss not in excess of the prior years’ mark-to-market gains included in the holder’s income. Such recognized ordinary loss would reduce the U.S. Holder’s basis in our trust units. Holders desiring to make the mark-to-market election are encouraged to consult their tax advisors with respect to the application and effect of making such election.

In the case of a U.S. Holder who does not make a mark-to-market election, the special passive foreign investment company tax rules described above will not apply to such U.S. Holder if the U.S. Holder makes an election to have us treated as a qualified electing fund and we provide certain required information to holders. For a U.S. Holder to make a qualified electing fund election, we would have to satisfy certain reporting requirements. We have not determined whether we will undertake the necessary measures to be able to satisfy such requirements in the event that we were treated as a passive foreign investment company.

A U.S. Holder that makes a qualified electing fund election will be currently taxable on its pro rata share of our ordinary earnings and net capital gain, at ordinary income and capital gains rates, respectively, for each of our taxable years, regardless of whether or not distributions were received. The U.S. Holder’s basis in the trust units will be increased to reflect taxed but undistributed income. Distributions of income that had previously been taxed will result in a corresponding reduction of basis in the trust units and will not be taxed again as a distribution to the U.S. Holder. U.S. Holders desiring to make a qualified electing fund election are encouraged to consult their tax advisors with respect to the advisability of making such election.

Canadian Taxation

The following summary fairly describes, as of the date hereof, the principal Canadian federal income tax considerations generally applicable to a U.S. Holder who is not and has not been or deemed to be resident in Canada for purposes of the Income Tax Act (Canada) (the "ITA") at any time while such U.S. Holder holds the trust units, is a resident of the U.S. for purposes of the Canada-United States Income Tax Convention (1980), as amended (the "Convention"), and who, for purposes of the ITA, at all relevant times:

  is the beneficial owner of the trust units;
  holds the trust units as capital property;
  does not have a "permanent establishment" or "fixed base" in Canada, as defined in the Convention;
  does not use or hold (and is not deemed to use or hold) the trust units in carrying on a business in Canada; and
  deals at arm’s length with us.

Special rules, which are not discussed below, may apply to "financial institutions" and "tax shelters" as defined in the ITA, and to non-resident insurers carrying on an insurance business in Canada and elsewhere.

This summary is based upon the current provisions of the ITA, the regulations thereunder (the "Regulations"), the Convention, all specific proposed amendments to the ITA or the Regulations announced by or on behalf of the Canadian Minister of Finance prior to the date hereof, and the company’s understanding of the current published administrative practices of the Canada Customs and Revenue Agency. This summary does not otherwise take into account or anticipate any changes in law, whether by way of judicial, governmental or legislative decision or action, administrative practice nor any income tax laws or considerations of any province or territory of Canada or any jurisdiction other than Canada, which may differ from the Canadian federal income tax consequences described in this document.

This summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations. This summary is not intended to be, should not be construed to be, legal or tax advice to any particular holder and, accordingly, purchasers of trust units are encouraged to consult their own tax advisors with respect to the income tax consequences to them of acquiring, owning and disposing of trust units having regard to their own particular circumstances.

The trust units will generally constitute capital property to a U.S. Holder unless such U.S. Holder holds such trust units in the course of carrying on a business of trading or dealing in securities or has acquired such trust units in a transaction or transactions considered to be an adventure in the nature of trade.

Under the Convention, dividends paid or credited, or deemed to be paid or credited, on the trust units to a U.S. Holder generally will be subject to Canadian withholding tax at the rate of 15% of the gross amount of those dividends or deemed dividends. If a U.S. Holder is a corporation and owns 10% or more of the company’s voting stock, the rate is reduced from 15% to 5%.

Under the Convention, dividends paid to religious, scientific, literary, educational or charitable organizations or certain pension, retirement or employee benefit organizations that have complied with specified administrative procedures are exempt from the aforementioned Canadian withholding tax so long as such organization is resident in and exempt from tax in the U.S.

A U.S. Holder will only be subject to taxation in Canada under the ITA on capital gains realized by the U.S. Holder on a disposition or deemed disposition of the trust units if the trust units constitutes "taxable Canadian property" within the meaning of the ITA at the time of the disposition or deemed disposition and the U.S. Holder is not afforded relief under the Convention. In general, the trust units will not be "taxable Canadian property" to a U.S. Holder if, at the time of its disposition, it is listed on a stock exchange that is prescribed in the Regulations (which includes American Stock Exchange), unless:

  at any time within the five-year period immediately preceding the disposition or deemed disposition, the U.S. Holder, persons not dealing at arm’s length with the U.S. Holder, or the U.S. Holder together with such non-arm’s length persons, owned or had an interest in or a right or option to acquire 25% or more of our issued trust units;

  the U.S. Holder was formerly resident in Canada and, upon ceasing to be a Canadian resident, elected under the ITA to have the trust units deemed to be "taxable Canadian property; or

  the U.S. Holder’s trust units was acquired in a tax deferred exchange in consideration for property that was itself "taxable Canadian property."

If a U.S. Holder’s trust units are "taxable Canadian property," subject to the availability of an exemption under the Convention, such U.S. Holder will recognize a capital gain or loss for the taxation year during which the U.S. Holder disposes, or is deemed to have disposed of, the trust units. Such capital gain or loss will be equal to the amount by which the proceeds of disposition differ from the U.S. Holder’s adjusted cost base of such trust units and any reasonable costs of making the disposition. One-half of any such capital gain (a "taxable capital gain") must be included in income in computing the U.S. Holder’s income and one half of any such capital loss (an "allowable capital loss") is generally deductible by the U.S. Holder from taxable capital gains arising in the year of disposition. To the extent a U.S. Holder has insufficient taxable capital gains in the current taxation year against which to apply an allowable capital loss, the deficiency will constitute a net capital loss for the current taxation year and may generally be carried back to any of the three preceding taxation years or carried forward to any future taxation year, subject to certain detailed rules in the ITA in this regard.

WHERE YOU CAN GET MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the U.S. Securities Act with respect to the trust units described in this prospectus. This prospectus, which constitutes a part of that registration statement, does not contain all of the information set forth in that registration statement and its exhibits. For further information with respect to us and our trust units, you should consult the registration statement and its exhibits.

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934 and applicable Canadian securities legislation, and in accordance therewith we file reports and other information with the SEC and with the securities regulators of the provinces of Canada. Under the Multi Jurisdictional Disclosure Standards we are permitted to prepare these reports and other information in accordance with the disclosure requirements of Canada, which are different from those of the United States.

As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal unitholders are exempt from reporting short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required to publish financial statements as promptly as U.S. companies.

We file annual reports with the SEC on Form 20-F, which includes:

  our Canadian Annual Information Form;

  Management's Discussion and Analysis of Financial Condition and Results of Operations;

  our consolidated financial statements, which have been prepared in accordance with U.S. GAAP; and

  other information specified by the Form 20-F.

We also furnish the following types of information to the SEC under cover of Form 6-K:

  material information we otherwise make publicly available in reports that we file with regulatory authorities in Canada;
  material information that we file with, and which is made public by, the Toronto Stock Exchange; and
  material information that we distribute to our unitholders in Canada.

You may read and copy any document we file with, or furnish to, the SEC at the SEC's public reference room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of the same documents from the public reference room of the SEC in Washington by paying a fee. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a web site (www.sec.gov) that makes available reports and other information that we file or furnish electronically with it.

LEGAL MATTERS

Certain legal matters in conjunction with this offering will be passed upon for us by Resch Polster Alpert & Berger LLP. The validity of the securities offered hereby will be passed on for us by McCarthy Tetrault LLP, Calgary, Canada. Certain members of Resch Polster Alpert & Berger LLP own a total of 48,000 trust units.

EXPERTS

Our audited consolidated financial statements for the year ended December 31, 2002 and incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent accountants, as stated in their report appearing therein and have been so incorporated by reference herein in reliance upon the report of Deloitte & Touche LLP, independent accountants, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Our audited consolidated financial statements for the years ending December 31, 2000 and 2001, and incorporated by reference in this prospectus have been audited by KPMG LLP, independent accountants, as stated in their report appearing therein and have been so incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II

Information not required in prospectus

Item 8.  Indemnification of directors and officers

The Registrant’s by-laws provide the following in accordance with the Business Corporations Act (the "Act") Alberta, Canada.

"The Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation or a person who acts or acted at the Corporation's request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and his heirs and legal representatives to the extent permitted by the Business Corporations Act."

"Except as otherwise required by the Business Corporations Act and subject to paragraph 6, the Corporation may from time to time indemnify and save harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, agent of or participant in another body corporate, partnership, joint venture, trust or other enterprise, against expenses (including legal fees), judgments, fines and any amount actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted honestly and in good faith with a view to the best interests of the Corporation and, with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction shall not, of itself, create a presumption that the person did not act honestly and in good faith with a view to the best interests of the Corporation and, with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had no reasonable grounds for believing that his conduct was lawful."

"The provisions for indemnification contained in the by-laws of the Corporation shall not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under any agreement, vote of shareholders or directors or otherwise, both as to action in his official capacity and as to action in another capacity, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and legal representatives of such a person."

"To the extent permitted by law, no director or officer for the time being of the Corporation shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee or for joining in any receipt or act for conformity or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by the Corporation or for or on behalf of the Corporation or for the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to the Corporation shall be placed out or invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or body corporate with whom or which any moneys, securities or other assets belonging to the Corporation shall be lodged or deposited or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any moneys, securities or other assets belonging to the Corporation or for any other loss, damage or misfortune whatever which may happen in the execution of the duties of his respective office or trust or in relation thereto unless the same shall happen by or through his failure to act honestly and in good faith with a view to the best interests of the Corporation and in connection therewith to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. If any director or officer of the Corporation shall be employed by or shall perform services for the Corporation otherwise than as a director or officer or shall be a member of a firm or a shareholder, director or officer of a body corporate which is employed by or performs services for the Corporation, the fact of his being a director or officer of the Corporation shall not disentitle such director or officer or such firm or body corporate, as the case may be, from receiving proper remuneration for such services."

Item 9.  Exhibits

The following exhibits are attached hereto:

 Number    Exhibit

4.1
Specimen trust unit certificate. (1)

5.1
Opinion of McCarthy Tetrault LLP. (2)

23.1
Consent of Deloitte & Touche LLP, Chartered Accountants. (2)

23.2
Consent of KPMG LLP, Chartered Accountants. (2)

23.3
Consent of McCarthy Tetrault LLP (see exhibit 5.1).

23.4
Consent of Resch Polster Alpert & Berger LLP. (2)

(1) Filed as an exhibit to form 8-A/A dated November 28, 2003. (2) To be filed by amendment.

Item 10.  Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial Statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Calgary, Canada on this 15th day of March 2004.

Enterra Energy Trust

By: /s/ Luc Chartrand

Luc Chartrand

Chief Executive Officer

We, the undersigned directors and officers of Enterra Energy Trust hereby severally constitute and appoint Luc Chartrand, and Reginald J. Greenslade, and each of them, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933, as amended and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by or on behalf of the following persons in the capacities indicated on March 15, 2004.

Signature	Title
/s/ Luc Chartrand Luc Chartrand	Chief Executive Officer, President and Director
/s /Lynn Wiebe Lynn Wiebe	Chief Financial Officer
/s/ Reginald J. Greenslade Reginald J. Greenslade	Chairman
/s/ Norman G. Wallace Norman G. Wallace	Director
/s/ H.S. (Scobey) Hartley H.S. (Scobey) Hartley	Director

EXHIBIT INDEX

 Number    Exhibit

4.1
Specimen trust unit certificate.

5.1
Opinion of McCarthy Tetrault LLP.

23.1
Consent of Deloitte & Touche LLP, Chartered Accountants.

23.2
Consent of KPMG LLP, Chartered Accountants.

23.3
Consent of McCarthy Tetrault LLP (see exhibit 5.1).

23.4
Consent of Resch Polster Alpert & Berger LLP.